Exhibit 99.1

NEWS RELEASE

For Additional Information Contact:

Joe Meyers

Chief Financial Officer

(513) 874-8741

PIERRE FOODS, INC. REPORTS RESULTS FOR THE FIRST QUARTER ENDED JUNE 2, 2007 AND TO HOLD A CONFERENCE CALL ON JULY 20, 2007.

Cincinnati, Ohio, July 18, 2007 ... Pierre Foods, Inc. (the “Company” or “Pierre”), a leading manufacturer, marketer, and distributor of high-quality, differentiated processed food solutions, today reported for its first quarter ended June 2, 2007 (“First Quarter Fiscal 2008”) net revenues of $157.5 million versus $105.8 million for its first quarter ended June 3, 2006 (“First Quarter Fiscal 2007”), an increase of 48.9%. The increase during First Quarter Fiscal 2008 is primarily due to sales associated with the Company’s acquisitions of Zartic and Clovervale in the prior year, and growth in most of the Company’s end-market segments, offset by decreased sales to two large National Accounts restaurant chain customers, a change in sales mix across most of the Company’s end markets, and net price decreases to customers.

The Company incurred certain costs during First Quarter Fiscal 2008 in connection with the integration of Zartic that are primarily one-time in nature. These costs included storage and freight expenses (approximately $0.5 million) associated with the movement of inventory to a new warehouse and acquisition related expenses (approximately $0.4 million) associated with personnel reduction.

Pierre is a leading manufacturer, marketer, and distributor of high-quality, differentiated food solutions, focusing on pre-cooked and ready-to-cook protein products, compartmentalized meals, and hand-held convenience sandwiches. Headquartered in Cincinnati, Ohio, Pierre markets its products under a number of brand names, such as Pierre™, Zartic®, Z-Bird®, Circle Z®, Jim’s Country Mill Sausage®, Clovervale Farms®, Chef’s Pantry®, Fast Choice®, Rib-B-Q®, Blue Stone Grill™, Hot ‘n’ Ready®, Big AZ®, Chicken FryZ®, Smokie Grill ®, and Chop House®, and has licenses to sell sandwiches using well-known brands, such as Checkers®, Rally’s®, Krystal®, Tony Roma’s®, and Nathan’s Famous®.

The financial information included throughout this press release for First Quarter Fiscal 2008 includes the financial results of both Clovervale and Zartic for the entire 13-week period. The financial information for the First Quarter Fiscal 2007 excludes the financial results of both Clovervale and Zartic due to both acquisitions closing subsequent to the end of the First Quarter Fiscal 2007.

First Quarter Fiscal 2008 Compared to First Quarter Fiscal 2007

The Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $11.0 million and $13.3 million for First Quarter Fiscal 2008 and First Quarter Fiscal 2007, respectively. The Company reported a net loss of $4.3 million during First Quarter Fiscal 2008 compared with net income of $0.7 million during First Quarter Fiscal 2007. Items contributing to the net loss in First Quarter Fiscal 2008 compared to net income in First Quarter Fiscal 2007 include, but are not limited to:

•                  Increased cost of goods sold (approximately $43.9 million) incurred primarily as a result of the increase in sales volume due to the Acquisition of Zartic (approximately $36.8 million), increased sales volume due to the Acquisition of Clovervale (approximately $7.4 million), an increase as a result of increased net revenues due to volume growth (approximately $3.9 million), increased raw material costs (approximately $1.4 million), primarily due to increased prices paid for chicken (approximately $1.2 million), and an increase in labor costs (approximately $0.7 million). These factors contributing to the increase in cost of goods sold were partially offset by a decrease in sales volume to two National Accounts restaurant chains (approximately $3.1 million), favorable formulation mix and manufacturing yields (approximately $1.6 million), and a decrease in overhead costs (approximately $1.3 million).

•                  Increased selling, general, and administrative expenses (approximately $10.2 million) primarily due to increased volume as a result of the Acquisition of Zartic (approximately $5.7 million), increased volume as a result of the Acquisition of Clovervale (approximately $1.7 million), increased selling expense primarily due to increased promotional activity (approximately $1.1 million), increased expenses related to increased sales volume across most of the Company’s end markets ($1.0 million), increased storage expense (approximately $0.4 million) due to increased replenishment costs and build of inventories associated with the Acquisition of Zartic, increased integration expenses, primarily as a result of the acquisition of Zartic (approximately $0.4 million), and increased freight costs (approximately $0.3 million).

•                  Increased depreciation and amortization expense (approximately $2.5 million). The increase in amortization expense (approximately $0.7 million was primarily due to additional amortization expense as a result of additional amortizable intangible assets recorded in conjunction with the Acquisition of Zartic and the Acquisition of Clovervale; offset by the decrease as a result of the accelerated methods of amortization used for the amortizable intangible assets previously recorded by the Company. The increased depreciation expense (approximately $1.8 million) was primarily due to the allocation of the purchase prices in conjunction with the Acquisition of Zartic and the Acquisition of Clovervale and valuations of property, plant, and equipment as a result of purchase accounting for such acquisitions.

•                  Increased interest expense and other income, net (approximately $2.7 million) primarily due to increased average outstanding borrowings under the term loan as a result of amendments to the Company’s credit facility to finance the Acquisition of Clovervale and the Acquisition of Zartic, increased floating interest rates related to the Company’s variable-rate interest, and increased average borrowings under the Company’s revolving credit facility.

Factors contributing to the net loss in First Quarter Fiscal 2008 compared to net income in First Quarter Fiscal 2007 were partially offset by:

•                  Increased net revenues (approximately $51.7 million) due to an increase in sales volume as a result of the Acquisition of Zartic (approximately $41.5 million), an increase in sales volume as a result of the Acquisition of Clovervale (approximately $9.4 million), and an increase in volume across most of the Company’s end-market segments (approximately $6.2 million). The increase in net revenues was offset partially by a decrease in sales to two National Accounts restaurant chains (approximately $3.4 million), a change in sales mix (approximately $1.4 million) across most of the Company’s end markets, and net price decreases to customers (approximately $0.6 million).

•                  Decreased income tax expense (approximately $2.5 million) as a result of a pre-tax loss during First Quarter Fiscal 2008 compared to pre-tax income during First Quarter Fiscal 2007.

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding EBITDA, a non-GAAP financial measure. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measures of liquidity. EBITDA is included in this press release because it is the basis upon which the Company’s management assesses financial performance. While EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. A reconciliation of net income to EBITDA is included in this release.

Raw Materials Update

The primary materials used in the Company’s food processing operations include boneless beef, chicken, pork, flour, yeast, seasonings, cheese, breading, soy proteins, and packaging supplies. Meat proteins are generally purchased under 7-day payment terms. Historically, the Company has not hedged in the futures markets, and over time, raw material costs have fluctuated with movement in the relevant commodity markets. Additionally, the Company has market-related pricing contracts that allow the Company to immediately pass along commodity price variances. Approximately 30.7% of total sales for First Quarter Fiscal 2008 were protected from commodity exposure, of which 25.0% were attributable to market-related pricing contracts, while the other 5.7% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations.

The weighted average cost of proteins purchased by Pierre and its subsidiaries during First Quarter Fiscal 2008 was $0.9958 per pound compared to $0.8777 during First Quarter Fiscal 2007. The weighted average cost of proteins for First Quarter Fiscal 2007 does not include protein purchases made by Zartic or Clovervale due to the acquisitions of both occurring subsequent to First Quarter Fiscal 2007.

Based on the volume of proteins purchased in the First Quarter Fiscal 2008, the year-over-year difference in the weighted average cost of proteins amounted to approximately $6.6 million of incremental cost to the Company. As a result, Pierre implemented price increases during First Quarter Fiscal 2008, which take effect during Second Quarter Fiscal 2008. The favorable impact of these price increases is expected to be realized during the remainder of the fiscal year and in future periods.

The following table represents the increases in the weighted average prices the Company paid for beef, chicken, pork, and cheese, excluding formulation mix and market-related pricing contracts, during First Quarter Fiscal 2008 compared to First Quarter Fiscal 2007.

% Increases in
First Quarter Fiscal 2008
Compared to
First Quarter Fiscal 2007
Beef	(4.0%)
Chicken	(72.1%)
Pork	(0.7%)
Cheese	(12.2%)
Aggregate	(13.5%)

Capital Expenditures

The Company had capital expenditures totaling $2.5 million and $1.9 million for First Quarter Fiscal 2008 and First Quarter Fiscal 2007, respectively.

Discussion of Results

Pierre Foods, Inc. will hold a quarterly conference call to discuss its first quarter ended June 2, 2007 results on Friday, July 20, 2007 at 10:00 a.m. EDT. This conference call will be available via webcast on the Company’s website at www.pierrefoods.com or by direct dial at (877) 704-5384. It will be recorded and available for playback beginning at 1:00 p.m. EDT on Friday, July 20, 2007 through midnight on Monday, July 23, 2007 by dialing (888) 203-1112 or (719) 457-0820. The replay passcode is 9545493. An archived version will be available on the Company’s website in the Investor Relations section.

Note on Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “expects,” “anticipates,” “estimates,” and similar expressions identify forward-looking statements. These statements reflect the Company’s expectations at the time this release was issued and are not guarantees of future performance but instead involve various risks and uncertainties. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are the ability of the Company to generate cash flows to meet its debt service obligations, increases in the price of raw materials, particularly beef, chicken, pork, and cheese, a decline in meat consumption or in the consumption of processed foods, general risks of the food industry, including risks of contamination and outbreaks of disease among cattle, chicken or pigs, changes in applicable governmental regulations, such as the USDA’s Commodity Reprocessing Program, work stoppages or interruptions, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, and other risks detailed from time to time in the Company’s periodic SEC reports. The Company undertakes no obligation to update or revise any forward-looking statement.

The Company continuously evaluates contingencies based upon the best available information. The Company believes it has recorded appropriate liabilities to the extent necessary in cases where the outcome of such liabilities is considered probable and reasonably estimable, and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from management’s estimates, future earnings will be charged or credited accordingly.

As part of its ongoing operations in the food processing industry, the Company is subject to extensive federal, state, and local regulations and its food processing facilities and food products are subject to frequent inspection, audits, and inquiries by the USDA, the Food and Drug Administration, and various local health and agricultural agencies and by federal, state and local agencies responsible for the enforcement of environmental laws and regulations. The Company is also involved in various legal actions arising in the normal course of business. These matters are continuously being evaluated and, in some cases, are being contested by the Company and the outcome is not predictable. Consequently, an estimate of the possible loss or range of loss associated with these actions cannot be made. Although occasional adverse outcomes (or settlements) may occur and could possibly have an adverse effect on the results of operations in any one accounting period, the Company believes that the final disposition of such matters will not have a material adverse affect on the Company’s consolidated financial position.

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	First Quarter	First Quarter
	Fiscal 2008	Fiscal 2007
	(Unaudited)
Sales	$157,501	$105,756
Cost of goods sold	117,965	74,098
Selling, general, and administrative expenses	28,547	18,349
Depreciation and amortization	9,272	6,795
Interest expense	8,189	5,522
Other income, net	22	32

Income (loss) before taxes	(6,450)	1,024
Income tax (provision) benefit	2,130	(344)
Net income (loss)	$(4,320)	$680

The following table provides a reconciliation of net income (loss) to EBITDA:

	First Quarter Fiscal 2008	First Quarter Fiscal 2007
Net income (loss)	$(4,320)	$680
Income tax provision (benefit)	(2,130)	344
Interest expense	8,189	5,522
Depreciation and amortization	9,272	6,795
EBITDA	$11,011	$13,341

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 2, 2007 and March 3, 2007

(in thousands)

	June 2, 2007	March 3, 2007
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$154	$89
Accounts receivable, net	43,556	46,139
Inventories	82,864	68,496
Refundable income taxes	6,468	4,613
Deferred income taxes	4,990	5,159
Prepaid expenses and other current assets	4,824	5,553

Total current assets	142,856	130,049

PROPERTY, PLANT, AND EQUIPMENT, NET	97,483	98,560

OTHER ASSETS:
Other intangibles, net	134,053	139,551
Goodwill	216,896	218,222
Deferred loan origination fees	7,722	8,267
Other	4,898	5,180

Total other assets	363,569	371,220

Total Assets	$603,908	$599,829

CURRENT LIABILITIES:
Current installments of long-term debt	$1,547	$1,558
Trade accounts payable	18,774	20,567
Accrued interest	8,610	5,569
Accrued payroll and payroll taxes	7,617	7,116
Accrued promotions	3,309	3,278
Accrued taxes (other than income and payroll)	1,235	1,096
Other accrued liabilities	4,007	3,110

Total current liabilities	45,099	42,294

LONG-TERM DEBT, less current installments	363,774	357,286

DEFERRED INCOME TAXES	45,225	45,662

OTHER LONG-TERM LIABILITIES	4,375	4,767

Total Liabilities	458,473	450,009

SHAREHOLDER’S EQUITY:
Common stock—Class A, 100,000 shares authorized, issued And outstanding at June 2, 2007 and March 3, 2007	150,180	150,188
Retained deficit	(4,745)	(368)

Total shareholder’s equity	145,435	149,820

Total Liabilities and Shareholder’s Equity	$603,908	$599,829

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Thirteen Week Periods Ended June 2, 2007 and June 3, 2006

(in thousands)

	First Quarter	First Quarter
	Fiscal 2008	Fiscal 2007
	(Unaudited)

Net cash provided by (used in) operating activities	$(3,800)	$11,839
Net cash used in investing activities	(2,604)	(1,880)
Net cash provided by (used in) financing activities	6,469	(12,466)
Net increase (decrease) in cash and cash equivalents	65	(2,507)
Cash and cash equivalents, beginning of the period	89	2,541
Cash and cash equivalents, end of period	$154	$34